EXHIBIT 99.1

Internal Announcement
November 20, 2009
Contact:  Hugh W. Mohler, President & CEO    410-494-2580

To All Associates:

Bay National Corporation Announces New Board Assignments

The Boards of Directors of Bay National Bank and Bay National Corporation, the holding company for Bay National Bank, have elected Charles L. Maskell as Chairman of the Boards of both Bay National Corporation and Bay National Bank and Lead Outside Director of both entities. I will retain my positions as President and CEO of Bay National Corporation and Bay National Bank and will continue to serve as a director of both organizations.

Mr. Maskell was also appointed Chairman of the Capital Committee which also includes myself and three outside directors, G. Michael Gill, Henry H. Stansbury and Mark A. Semanie (past EVP and CFO of Bay National Bank). As Lead Outside Director it will be Mr. Maskell’s responsibility to act as the primary liaison between the outside directors and management during this pivotal time in banking, and his position as Chairman will allow me, having resigned as Chairman, to dedicate my energies to accelerate the necessary strategic changes and to guide the Bank through the challenges facing the banking industry.

Mr. Maskell, a Certified Public Accountant, is highly qualified to lead our exceptional team of professionals given his 27-year financial services experience. The stewardship of our organization is in very good hands. Our collective focus is to return to profitability and increase stockholder value.

The statements in this announcement with respect to strategic changes, our return to profitability and an increase in stockholder value are not historical facts and as such constitute “forward-looking statements” as defined by Federal Securities laws.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, our ability to raise additional capital and the amount of capital we are able to raise, further deterioration in real estate values and economic conditions generally, and changes in interest rates, deposit flows and loan demand, as well as changes in competitive, governmental, regulatory, technological and other factors which may affect Bay National Corporation specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made.  Bay National Corporation will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Bay National Corporation reports filed with the U.S. Securities and Exchange Commission.